SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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Forward Air Corporation

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 16, 2003

Dear Fellow Shareholder:

On behalf of the Board of Directors and management of Forward Air Corporation, you are cordially invited to attend the Annual Meeting of Shareholders on Monday, May 19, 2003, at 9:00 a.m., EDT, at the General Morgan Inn & Conference Center, 111 North Main Street, Greeneville, Tennessee.

YOUR VOTE IS IMPORTANT. Therefore, whether or not you plan to attend the meeting in person, please complete, sign, date and return the enclosed proxy in the envelope provided as promptly as possible. If you attend the meeting and desire to vote in person, you may do so even though you have previously sent a proxy.

I hope you will be able to join us, and we look forward to seeing you in Greeneville.

Sincerely yours,

Scott M. Niswonger Chairman of the Board and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
PROPOSAL 1 — ELECTION OF DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Summary Compensation Table
2002 Option Grants, Aggregated Option Exercises and Option Values

FORWARD AIR CORPORATION
430 Airport Road
Greeneville, Tennessee 37745

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 19, 2003

To the Shareholders of Forward Air Corporation:

The Annual Meeting of Shareholders of Forward Air Corporation (the “Company”) will be held on Monday, May 19, 2003, beginning at 9:00 a.m., EDT, at the General Morgan Inn & Conference Center, 111 North Main Street, Greeneville, Tennessee.

Attendance at the Annual Meeting will be limited to shareholders, those holding proxies from shareholders and representatives of the press and financial community. If you wish to attend the meeting but your shares are held in the name of a broker, trust, bank or other nominee, you should bring with you a letter from the broker, trustee, bank or nominee confirming your beneficial ownership of the shares.

The purposes of this meeting are:

1.	To elect six members of the Board of Directors with terms expiring at the next Annual Meeting of Shareholders in 2004; and

2.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only shareholders of the $0.01 par value common stock of the Company of record at the close of business on March 14, 2003 are entitled to notice of and to vote at the Annual Meeting. Shareholders are cordially invited to attend the meeting in person.

Shareholders are urged to execute the enclosed proxy and return it promptly, whether or not they expect to attend the meeting. Any proxy not delivered at the meeting should be mailed to reach the Company’s proxy tabulator, SunTrust Bank, Stock Transfer Department, P.O. Box 4625, Atlanta, Georgia 30302 by 9:00 a.m. on May 16, 2003. You may revoke your proxy at any time before it is voted.

By Order of the Board of Directors,

Matthew J. Jewell Secretary

Greeneville, Tennessee
April 16, 2003

FORWARD AIR CORPORATION
430 Airport Road
Greeneville, Tennessee 37745
(423) 636-7000

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS

This Proxy Statement is furnished to the shareholders of Forward Air Corporation (the “Company”) in connection with the solicitation of proxies by the Board of Directors (the “Board”) for use at the Annual Meeting of Shareholders to be held on Monday, May 19, 2003, beginning at 9:00 a.m., EDT, at the General Morgan Inn & Conference Center, 111 North Main Street, Greeneville, Tennessee, and any adjournment thereof, for the purposes set forth in the foregoing Notice of Annual Meeting of Shareholders. This proxy material was first mailed to shareholders on or about April 16, 2003.

If the enclosed form of proxy is executed and returned, it will be voted in accordance with the instructions given, but may be revoked at any time insofar as it has not been exercised by notifying the Secretary of the Company in writing at the principal executive offices of the Company or by duly executing and delivering a proxy bearing a later date. Each proxy will be voted FOR Proposal 1 if no contrary instruction is indicated in the proxy, and in the discretion of the proxies on any other matter which may properly come before the shareholders at the Annual Meeting.

There were 21,238,113 shares of Common Stock issued and outstanding on March 14, 2003. A majority of such shares, present or represented by proxy, will constitute a quorum. Abstentions and broker non-votes will be counted as present for purposes of determining a quorum on all matters. Because directors are elected by a plurality of the votes cast, abstentions and broker non-votes are not considered in the election. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Shareholders are entitled to one vote for each share of Common Stock held of record at the close of business on March 14, 2003.

The cost of solicitation of proxies will be borne by the Company, including expenses in connection with preparing, assembling and mailing this Proxy Statement. Such solicitation will be made by mail, and also may be made by the Company’s executive officers or employees personally. The Company does not anticipate paying any compensation to any other party for this solicitation of proxies, but may reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to beneficial owners.

PROPOSAL 1 — ELECTION OF DIRECTORS

Six directors will be elected at the meeting, each to hold office until the next Annual Meeting of Shareholders and until a successor has been duly elected and qualified. The Board of Directors recommends a vote for the election of the six nominees named below. Duly executed proxies will be so voted unless record holders specify a contrary choice on their proxies. If for any reason a nominee is unable to serve as a director, it is intended that the proxies solicited hereby will be voted for such substitute nominee as the Board may propose. The Board has no reason to expect that the nominees will be unable to serve and, therefore, at this time it does not have any substitute nominees under consideration. Proxies cannot be voted for a greater number of persons than the number named.

The nominees for election shall be elected by a plurality of the votes cast by the shares of Common Stock entitled to vote at the Annual Meeting. Shareholders have no right to vote cumulatively for directors. Each share shall have one vote for each directorship to be filled on the Board of Directors.

Director Nominees

The following persons are the nominees for election to serve as directors. All nominees are presently directors of the Company. There are no family relationships between any of the director nominees. Certain information relating to the nominees, which has been furnished to the Company by the individuals named, is set forth below.

BRUCE A. CAMPBELL	Director since 1993
Greeneville, Tennessee	Age 51

Mr. Campbell has served as Chief Operating Officer of the Company since April 1990, as director since April 1993 and as President since August 1998. Mr. Campbell served as Executive Vice President of the Company from April 1990 until August 1998. Prior to joining the Company, Mr. Campbell served as Vice President of Ryder-Temperature Controlled Carriage in Nashville, Tennessee from September 1985 until December 1989. Mr. Campbell also serves as a director of Greene County Bancshares.

ANDREW C. CLARKE	Director since 2001
Greeneville, Tennessee	Age 32

Mr. Clarke has served as a director of the Company since May 2001 and as Chief Financial Officer, Senior Vice President and Treasurer since April 2001. From April 2000, he has also served as Chief Financial Officer, Senior Vice President and director of a Company subsidiary that provides Internet and technology services and support to the Company. From August 1998 to March 2000, Mr. Clarke was an investment banker with Deutsche Banc Alex. Brown in the Global Transportation Group. From June 1997 until September 1997, he worked in the high yield group at Smith Barney Inc., and from August 1993 until June 1996 in the mergers and acquisitions group at A.G. Edwards & Sons, Inc.

JAMES A. CRONIN, III	Director since 1993
Aurora, Colorado	Age 48

Since September 2002, Mr. Cronin has been a private investor. Formerly, Mr. Cronin was Chief Operating Officer and Chief Financial Officer at deuxo, a software company, from September 2000 until September 2002. From June 1996 to February 2000, Mr. Cronin served as Chief Operating Officer, Executive Vice President, Finance, of Ascent Entertainment Group, Inc. and as a director from June 1996 until March 2000. From June 1992 until June 1996, he was a private investor. Mr. Cronin was a partner in Alfred Checchi Associates, a private investment firm in Los Angeles, California, from September 1989 to June 1992. Mr. Cronin served as President and Chief Executive Officer of Tiger International, Inc. and The Flying Tiger Line from September 1987 to August 1989.

HON. ROBERT KEITH GRAY	Director since 1993
Miami, Florida	Age 77

Mr. Gray has been Chairman and Chief Executive Officer of Gray and Company II, a public relations company, since November 1992. Since 1981, Mr. Gray has also been Chairman of Gray Investment Companies and Powerhouse Leasing Corp. From 1991 to 1992, Mr. Gray was Chairman of Hill & Knowlton Public Affairs Worldwide/USA and was its Chief Executive Officer from 1986 to 1991. Mr. Gray has served in various government positions, including Special Assistant to the Secretary of the Navy, Secretary of the Cabinet and Special Assistant to President Eisenhower.

RAY A. MUNDY	Director since 2000
St. Louis, Missouri	Age 58

Dr. Mundy began serving as Director of the Center for Transportation Studies and Barriger Endowed Professor of Transportation and Logistics at the University of Missouri in January 2000. From January 1996 until December 1999, he was the Taylor Distinguished Professor of Logistics and Transportation at the University of Tennessee. Also while at the University of Tennessee, Dr. Mundy managed its Transportation Management & Policies Studies program and was one of the Directors of its Supply Chain Forum. Dr. Mundy also serves as a consultant to both the public and private sectors and sits on Advisory Boards for Internet, transportation and logistics companies.

SCOTT M. NISWONGER	Director since 1981
Greeneville, Tennessee	Age 55

Mr. Niswonger is a co-founder of the Company, has served as a director since its founding in October 1981 and as Chairman of the Board and Chief Executive Officer since February 1988. Mr. Niswonger served as President of the Company from October 1981 until August 1998. Mr. Niswonger also serves as a director of People’s Community Bank and was Chairman and Chief Executive Officer of Landair Corporation from July 1998 until February 2003.

Board of Directors and Committees

During the last year, the Board held six meetings. The Board has an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating Committee. The Audit Committee is scheduled to meet at least quarterly. The other committees do not have a formal meeting schedule, but are required to meet at least once each year.

Current members of the Executive Committee are Bruce A. Campbell, Andrew C. Clarke and Scott M. Niswonger. The Executive Committee is authorized to act on behalf of and to carry out the functions of the Board to the extent permitted by law and the Bylaws of the Company.

The Audit Committee is comprised of three “independent” directors as that term is defined under current National Association of Securities Dealers, Inc. listing standards: James A. Cronin, III (Chairman), Robert Keith Gray and Ray A. Mundy. The Board of Directors has determined that Mr. Cronin meets the definition of an “audit committee financial expert” as that term is defined by the rules and regulations of the Securities and Exchange Commission (the “Commission”). The Audit Committee recommends engagement of the independent auditors, considers the fee arrangement and scope of the audit, reviews the financial statements and the independent auditors’ report, considers comments made by the independent auditors with respect to the Company’s internal control structure, and reviews internal accounting procedures and controls with the Company’s financial and accounting staff. The Audit Committee is governed by a written charter approved by the Board. The Audit Committee held three meetings during 2002.

Current members of the Compensation Committee are James A. Cronin, III, Robert Keith Gray and Scott M. Niswonger. The Compensation Committee is responsible for determining the overall compensation levels of certain of the Company’s executive officers and administering the Company’s employee stock option plan and other employee benefit plans. The Compensation Committee held three meetings during 2002.

Current members of the Nominating Committee are Bruce A. Campbell, James A. Cronin, III and Scott M. Niswonger. The Nominating Committee is responsible for establishing the criteria for and reviewing the qualifications of individuals for election as members of the Board. When a vacancy on the Board occurs or is anticipated, the Nominating Committee presents its recommendation of a replacement director to the Board. The Nominating Committee also makes recommendations as to exercise of the Board of Directors’ authority to determine the number of its members, within the limits provided by the Bylaws of the Company. Shareholders wishing to communicate with the Nominating Committee concerning potential director candidates may do so by corresponding with the Secretary of the Company and including the name and biographical data of the individual being suggested. The Nominating Committee held one meeting during 2002.

All directors hold office at the pleasure of the shareholders. All of the incumbent directors attended at least 75% of the total number of meetings of the Board and committees on which they served during 2002.

Compensation of Directors

Employee directors of the Company do not receive additional compensation for serving as members of the Board of Directors or on any committee thereof. In lieu of an annual retainer, non-employee directors are paid a fee of $1,500 for each Board meeting and $1,500 for each committee meeting attended, together with reasonable traveling expenses. No additional fee is paid for committee meetings held on the same day as Board meetings.

The Company’s Non-Employee Director Stock Option Plan (the “Director Plan”) provides that on the first business day following each Annual Meeting of Shareholders each non-employee director is automatically granted an option for the purchase of 7,500 shares of Common Stock at an exercise price equal to the closing sales price of the Common Stock on the date of grant. On May 20, 2002, each non-employee director was granted 7,500 options at an exercise price of $29.40 per share.

Certain Relationships and Related Transactions

Scott M. Niswonger beneficially owned approximately 19% of the Company and 82% of Landair Holdings, Inc. (“Landair”), a privately-held corporation and successor by merger to Landair Corporation, as of March 14, 2003.

During 2002, the Company and Landair provided each other various operational and administrative services under a contractual agreement. The Company charged Landair approximately $200,000 and Landair charged the Company approximately $40,000 in 2002. The Company provided Landair legal and general administration services and Landair provided the Company with insurance and claims services. The Company or Landair, as recipients of the services, may terminate any such services at any time on thirty days irrevocable written notice, and the Company or Landair, as providers of the services, may terminate any of the services on three months irrevocable notice.

During 2002, the Company and Landair routinely engaged in transactions where Landair hauled deferred air freight shipments for the Company which were in excess of the Company’s scheduled capacity. The cost of these shipments to the Company was approximately $1.6 million during 2002.

Landair shares certain facilities leased by the Company, and has been allocated a portion of the rent expense related thereto. The Company subleases space on the property containing the Company’s headquarters in Greeneville, Tennessee, which the Company leases from the Greeneville-Greene County Airport Authority. The Company subleases the terminal facilities to Landair for consideration based upon the cost of such facilities to the Company and an agreed-upon percentage of usage. Sublease rental income charged to Landair in 2002 was $79,000.

The Company chartered an aircraft on an as-needed hourly basis from Sky Night, L.L.C. (“Sky Night”) in 2002. Sky Night is owned by Scott M. Niswonger. The total air charter expense paid in 2002 was $264,000. In addition, Sky Night subleases hangar space for aircraft at the Company’s headquarters. The total sublease rental charged to Sky Night in 2002 was $35,000. Beginning in August 2002, Sky Night provided maintenance and housekeeping services at the Company’s headquarters and was paid $8,000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the “beneficial ownership,” as that term is defined in the rules of the Commission of the Common Stock of (i) each director and director nominee; (ii) the Chief Executive Officer and the four other highest paid executive officers of the Company (the “Named Executive Officers”); and (iii) all directors and executive officers as a group as of March 14, 2003. The table also sets forth each other person known to be a “beneficial owner” of more than five percent of any class of capital stock of the Company as of December 31, 2002 based on information available to the Company on March 14, 2003. Except as otherwise indicated, the shareholders listed in the table are deemed to have sole voting and investment powers with respect to the Common Stock owned by them on such date.

			Percentage of
			Common Shares
Name and Address of Beneficial Owner(1)	Aggregate Number of Shares(2)		Outstanding(2)

Bruce A. Campbell	395,980	(3)	1.86%
Andrew C. Clarke	27,894	(4)	*
James A. Cronin, III	167,700	(5)	*
Hon. Robert Keith Gray	170,300	(5)	*
Ray A. Mundy	11,915	(6)	*
Scott M. Niswonger	4,000,300	(7)	18.84
Craig A. Drum	7,751	(8)	*
Chris C. Ruble	18,932	(9)	*
Brown Investment Advisory & Trust Company	1,069,792	(10)	5.04
Franklin Resources, Inc.	2,268,914	(11)	10.69
Kayne Anderson Rudnick Investment Management, LLC	1,335,649	(12)	6.29
Liberty Wanger Asset Management, L.P.	1,306,200	(13)	6.16
Mellon Financial Corporation	1,332,990	(14)	6.28
T. Rowe Price Associates, Inc.	1,822,700	(15)	8.59
All directors and executive officers as a group (10 persons)	4,892,714	(16)	23.04%

*	Less than one percent.

(1)	The business address of each listed executive officer and director is c/o Forward Air Corporation, 430 Airport Road, Greeneville, Tennessee 37745.

(2)	For the purpose of determining “beneficial ownership,” the rules of the Commission require that every person who has or shares the power to vote or dispose of shares of stock be reported as a “beneficial owner” of all shares as to which such power exists. As a consequence, many persons may be deemed to be the “beneficial owners” of the same securities. The Commission rules also require that certain shares of stock that a beneficial owner has the right to acquire from the exercise of stock options within 60 days of the date set forth are deemed to be outstanding for the purpose of calculating the percentage of ownership of such owner, but are not deemed outstanding for the purpose of calculating the percentage of ownership of any other person.

(3)	Includes 244,002 shares which are issuable pursuant to options which are exercisable within 60 days of the date set forth above.

(4)	Includes 27,500 shares which are issuable pursuant to options which are exercisable within 60 days of the date set forth above.

(5)	Includes 135,000 shares which are issuable pursuant to options which are exercisable within 60 days of the date set forth above.

(6)	Includes 11,250 shares which are issuable pursuant to options which are exercisable within 60 days of the date set forth above.

(7)	Includes 300 shares held by Mr. Niswonger as custodian for his grandson and 300 shares which are held by Mr. Niswonger’s spouse as custodian for one of her children.

(8)	Includes 7,500 shares which are issuable pursuant to options which are exercisable within 60 days of the date set forth above.

(9)	Includes 18,700 shares which are issuable pursuant to options which are exercisable within 60 days of the date set forth above.

(10)	Brown Investment Advisory & Trust Company (“BIATC”) and its wholly owned subsidiary, Brown Investment Advisory Incorporated (“BAI”), 901 South Bond Street, Suite 400, Baltimore, Maryland 21231, reported in a Schedule 13G filed with the Commission that as of December 31, 2002, BIATC beneficially owned 335,666 shares and BAI beneficially owned 734,126 shares. BIATC had sole voting power over 335,666 shares, no shared voting or dispositive power over the shares and sole dispositive power over 334,966 shares. BAI reported it had sole voting and dispositive power over 734,126 shares and no shared voting or dispositive power over the shares.

(11)	Franklin Resources, Inc. (“FRI”), One Franklin Parkway, San Mateo, California 94403, reported in a Schedule 13G filed with the Commission that as of December 31, 2002, FRI, a parent holding company, Franklin Advisers, Inc. (“FAI”), an investment advisor, Charles B. Johnson in his individual capacity as principal shareholder of FRI, and Rupert H. Johnson, Jr. in his individual capacity as principal shareholder of FRI, beneficially owned the shares. FAI had sole voting and dispositive power with respect to 1,735,248 shares. Franklin Private Client Group, Inc., an investment advisor subsidiary, is reported to have sole dispositive power with respect to 533,666 shares and no sole voting power.

(12)	Kayne Anderson Rudnick Investment Management, LLC (“Kayne Anderson”), 1800 Avenue of the Stars, Second Floor, Los Angeles, California 90067, reported in a Schedule 13G filed with the Commission that as of December 31, 2002, Kayne Anderson, an investment advisor, had shared voting and dispositive power over the shares and no sole voting or dispositive power over the shares.

(13)	Liberty Wanger Asset Management, L.P. (“WAM”), 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606, reported in a Schedule 13G filed with the Commission that as of December 31, 2002, WAM, an investment advisor, and WAM Acquisition GP, Inc., its general partner, had shared voting and dispositive power over the shares and no sole voting or dispositive power over the shares.

(14)	Mellon Financial Corporation (“MFC”), One Mellon Center, Pittsburgh, Pennsylvania 15258, reported in a Schedule 13G filed with the Commission that as of December 31, 2002, it had sole voting power over 1,182,290 of the shares, shared voting power over 141,500 of the shares, sole dispositive power over 1,190,490 of the shares and shared dispositive power over 142,500 of the shares. According to the filing, Mellon Bank N.A. (“MB”), a subsidiary of MFC, beneficially owned 1,324,910 of the shares and had sole voting power over 1,177,110 of the shares, shared voting power over 141,500 of the shares, sole dispositive power over 1,182,410 of the shares and shared dispositive power over 142,500 of these shares. According to the filing, The Dreyfus Corporation (“Dreyfus”), a subsidiary of MFC, beneficially owned 1,156,500 of the shares and had sole voting power over 1,014,600 of the shares, shared voting power over 141,500 of the shares, sole dispositive power over 1,014,600 of the shares and shared dispositive power over 141,500 of the shares.

(15)	T. Rowe Price Associates, Inc. (“Price Associates”), 100 E. Pratt Street, Baltimore, Maryland 21202, reported in a Schedule 13G filed with the Commission that as of December 31, 2001, these securities are owned by various individual and institutional investors for which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. According to the filing, Price Associates had sole voting power over 302,200 of the shares, sole dispositive power over 1,822,700 of the shares, and no shared voting or dispositive power over the shares.

(16)	Includes 628,952 shares which are issuable pursuant to options which are exercisable within 60 days of the date set forth above.

Compensation of Executive Officers in 2002

Summary Compensation Table

The following table sets forth the cash and non-cash compensation paid or to be paid by the Company to the Named Executive Officers for the years shown in all capacities in which they served.

					Long-Term
					Compensation
					Awards

		Annual Compensation			Number of
					Securities	All Other
				Other Annual	Underlying	Compensation
Name and Principal Positions	Year	Salary	Bonus	Compensation	Options	(1)

Scott M. Niswonger(2)	2002	$161,489	$—	$—	—	$6,922
Chairman and	2001	156,989	—	—	—	7,132
Chief Executive Officer	2000	151,602	60,558	—	—	11,625
Bruce A. Campbell	2002	$250,000	$—	$—	—	$10,121
President and	2001	250,000	—	—	—	10,747
Chief Operating Officer	2000	225,000	87,750	—	—	11,500
Andrew C. Clarke(3)	2002	$150,000	$—	$—	—	$10,345
Chief Financial Officer,	2001	133,267	—	—	60,000	2,325
Senior Vice President and	2000	96,492	10,000	—	—	837
Treasurer
Craig A. Drum	2002	$150,000	$—	$—	—	$11,385
Senior Vice President,	2001	122,115	—	—	20,000	9,780
Sales	2000	97,904	15,000	—	—	9,000
Chris C. Ruble	2002	$150,000	$—	$—	—	$10,330
Senior Vice President,	2001	123,938	3,154	—	15,000	10,566
Operations	2000	109,953	22,950	—	5,000	10,974

(1)	Includes car allowance and employer matching portion of 401(k) contributions.

(2)	Mr. Niswonger also receives compensation from Landair Corporation.

(3)	Mr. Clarke joined the Company in April 2000.

2002 Option Grants, Aggregated Option Exercises and Option Values

During 2002, the Company did not award stock options to Mr. Niswonger or any of the Named Executive Officers. The Company has not granted and does not have any Stock Appreciation Rights outstanding.

Aggregated Option Exercises In Last Year
And Year-End Option Values

The following table sets forth the year-end aggregated option exercises and the year-end value of unexercised options held by two of the Named Executive Officers.

	Option Exercises		Number of
	In Last Year		Securities Underlying		Value of Unexercised
			Unexercised Options Held		In-The-Money Options
	Shares		at Year-End		at Year-End(2)
	Acquired	Value
Name(1)	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Bruce A. Campbell	57,733	$891,418	169,002	75,000	$2,224,066	$987,000
Chris C. Ruble	3,645	87,492	12,450	17,500	74,338	44,963

(1)	At December 31, 2002, Mr. Niswonger has not been granted any options for the purchase of Common Stock.

(2)	Represents the closing price for the Common Stock on December 31, 2002 of $19.41 less the exercise price for all outstanding exercisable and unexercisable options for which the exercise price is less than the December 31, 2002 closing price. Exercisable options have been held at least one year from the date of grant.

Employment Agreements, Termination of Employment and Change in Control Arrangements

The Company has an employment agreement with Bruce A. Campbell, the Company’s President and Chief Operating Officer. Mr. Campbell’s base salary is subject to annual review by the Board. Upon certain circumstances, upon early involuntary termination of Mr. Campbell’s employment with the Company, the Company may be obligated to pay Mr. Campbell an amount equal to any then remaining payments under the agreement, including bonus incentives and health insurance payments, and all outstanding stock options shall become fully vested and exercisable. In addition to his base salary, Mr. Campbell was granted in 1999 an option to purchase up to 300,000 shares of Common Stock at $6.25 per share. No stock options were granted to Mr. Campbell in 2000, 2001 or 2002. Mr. Campbell is eligible for participation in the Company’s cash incentive and other benefit plans. Mr. Campbell is also bound by the terms of a non-competition agreement entered into in connection with the employment agreement.

Upon the occurrence of a Change in Control or Potential Change in Control (as such terms are described below) under the Company’s Amended and Restated Stock Option and Incentive Plan (the “1992 Stock Option Plan”), all outstanding options and any stock appreciation rights that have been outstanding for at least six months will become fully exercisable and vested, and certain restrictions applicable to the benefits available under any other award under the 1992 Stock Option Plan will lapse, unless otherwise determined by the Compensation Committee of the Board of Directors. Unless otherwise determined by the Compensation Committee at or after grant but prior to the occurrence of any Change in Control, the value of all vested options and other awards granted under the 1992 Stock Option Plan will be cashed out at the Change in Control Price upon the occurrence of a Change in Control or Potential Change in Control. Options and other awards granted to executive officers, directors and other persons who are subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will only be cashed out if they have been held for at least six months and, unless otherwise determined by the Compensation Committee, the Change in Control or Potential Change in Control was outside the control of the holder of the option or other award.

Under the 1992 Stock Option Plan, a Change in Control is defined to include (i) any Change in Control that would be required to be reported in response to any form or report to the Commission, or any stock exchange on which the Company’s shares are listed; (ii) the acquisition by any person (other than the Company, a subsidiary of the Company or any employee benefit plan of the Company or any of its subsidiaries) of beneficial ownership of securities of the Company representing 20% or more of the combined voting power of the Company; or (iii) a change in the Board of Directors of the Company if, as a result of such change, the persons who were the members of the Board of Directors two years prior to such change cease to constitute at least a majority of the members of the Board of Directors. Persons who were elected by or on the recommendation or approval of at least three-quarters of the members of the Board of Directors who were in office at the beginning of such period are deemed to have been in office during such two year period for purposes of this provision. A Change in Control is also deemed to occur if a majority of the members of the Compensation Committee in office prior to the happening of any event determines in its sole discretion that as a result of such event there has been a Change in Control. A Potential Change in Control is deemed to occur upon (i) the approval by shareholders of any agreement which, if consummated, would result in a Change in Control, or (ii) the acquisition by any person (other than the Company, a subsidiary of the Company or any employee benefit plan of the Company or any of its subsidiaries) of beneficial ownership of securities of the Company representing five percent or more of the combined voting power of the Company’s securities and the adoption by the Compensation Committee of a resolution to the effect that a Potential Change in Control of the Company has occurred. The Change in Control Price is defined as the highest price per share paid for the Common Stock in any transaction reported on The Nasdaq Stock Market or any other exchange or market that is the principal trading market for the Common Stock or any other bona fide transaction related to such Change in Control or Potential Change in Control at any time during the 60 day period prior to the Change in Control or Potential Change in Control. In the case of incentive stock options and stock appreciation rights related thereto, the Change in Control Price is determined based solely on transactions reported for the date on which the cash-out or the exercise of the stock appreciation right occurs.

Compensation Committee Interlocks and Insider Participation

During 2002, the Compensation Committee was comprised of two independent non-employee directors, James A. Cronin, III, and Robert Keith Gray, and the Company’s Chairman and Chief Executive Officer, Scott M. Niswonger. Mr. Niswonger also served on the Compensation Committee of Landair during 2002. See “Certain Relationships and Related Transactions.”

Compensation Committee Report on Executive Compensation

The Company’s general compensation policies on executive officer compensation are administered by the Compensation Committee; however, the Compensation Committee submits its determinations to the full Board for its comments and concurrence. A majority of members of the Compensation Committee were non-employee directors during 2002. It is the responsibility of the Compensation Committee to determine whether the executive compensation policies are reasonable and appropriate to meet their stated objectives and effectively serve the best interests of the Company and its shareholders.

The three components of executive officer compensation are base salary, annual bonus incentive awards and stock option grants, except for the Chief Executive Officer whose compensation includes only base salary and annual bonus incentive awards. In addition to the Compensation Committee’s determinations on base salary and bonus incentive awards, the Compensation Committee acting solely through its non-employee directors administers the Company’s Restated Employee Stock Purchase Plan and two stock option and incentive plans and determines the options to be granted to executive officers.

The Company believes that its executive compensation policy should be reviewed annually and should be reviewed in light of the Company’s financial performance, its annual budget, its position within its industry sector and the compensation policies of similar companies in its business sector. The Compensation Committee believes that in addition to corporate performance, it is appropriate to consider, in setting and reviewing executive compensation, the level of experience and the responsibilities of each executive as well as the personal contributions a particular individual may make to the success of the corporate enterprise. Such qualitative factors are taken into account in considering levels of compensation. No relative weight is assigned to these qualitative factors, which are applied subjectively by the Compensation Committee.

The Company has an employee cash incentive plan (the “Cash Incentive Plan”), which provides for annual cash incentive payments to employees based on the Company’s results of operations. The goals of the Cash Incentive Plan are established based on operating plans for the year, and amounts payable under the Cash Incentive Plan are determined based on the results of the Company’s operations. The amount of the cash incentives paid under the Cash Incentive Plan are determined annually by the Board.

In order to be able to increase the equity incentives available to executive officers and other key employees, and to continue to be able to offer new options, the number of authorized shares issuable under the 1999 Stock Option Plan is 1,500,000 shares of Common Stock and 52,000 stock options were granted under the 1999 Plan in 2002. The Company’s 1992 Stock Option and Incentive Plan provided for issuance of up to 3,000,000 shares of Common Stock, but further grants under the 1992 Plan ceased upon its expiration in 2002.

The Company also has adopted a Restated Employee Stock Purchase Plan under which all executive officers are entitled to participate unless they own five percent or more of the total outstanding Common Stock.

The Compensation Committee’s philosophy with respect to the compensation of the Company’s Chief Executive Officer is essentially the same as its philosophy with respect to other executive officers. Because the Chief Executive Officer owns approximately 19% of the Common Stock, however, his personal net worth is more closely related to the performance of the Common Stock than other executive officers. The Compensation Committee has not awarded stock options to the Chief Executive Officer.

Section 162(m) of the Internal Revenue Code of 1986, as amended and any successor thereto, was enacted as part of the 1993 Omnibus Budget Reconciliation Act and generally disallows a corporate deduction for compensation over $1,000,000 paid to the Company’s Chief Executive Officer or any other of the four most highly compensated officers. The Compensation Committee continues to analyze the potential impact of this limitation. Under the regulations and the transition rules, executive compensation pursuant to the 1992 Stock Option Plan and the 1999 Stock Option and Incentive Plan is expected to qualify as “performance based” compensation and therefore be excluded from the $1,000,000 limit. Other forms of compensation provided by the Company, however, are not excluded from the limit. The Compensation Committee currently anticipates that substantially all compensation to be paid in future years will be deductible under Section 162(m) because of the spread between present levels of executive officer compensation and the limit under the regulation. In any event, the Compensation Committee believes that performance based compensation is desirable and can be structured in a manner to qualify as performance based compensation under Section 162(m).

Scott M. Niswonger James A. Cronin, III Robert Keith Gray

The foregoing report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Audit Committee Report

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States. In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of non-audit services with the auditors’ independence.

The Audit Committee discussed with the Company’s independent auditors the overall scope and plans for their audits. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their audits, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee held three meetings during 2002.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Commission. The Audit Committee and the Board have also approved the selection of the Company’s independent auditors.

James A. Cronin, III Robert Keith Gray Ray A. Mundy

The foregoing report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Independent Auditors

The Board, acting upon the recommendation of the Audit Committee, has appointed the independent public accounting firm of Ernst & Young LLP to serve as the Company’s independent auditors for 2003. A representative of Ernst & Young LLP is not expected to be present at the Annual Meeting, and thus, is not expected to make a statement or be available to respond to appropriate questions.

The fees billed by Ernst & Young LLP for services rendered to the Company and its subsidiaries in 2001 and 2002 were as follows:

	2001	2002

Audit Fees	$169,750	$169,250
Audit-Related Fees	14,100	15,685
Tax Fees	180,595	121,494
All Other Fees	—	—

Audit Fees

Audit fees are for the audit of the Company’s consolidated financial statements, for reviews of interim financial information included in the Company’s quarterly reports on Form 10-Q, and for services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements, including performance of statutory audits, and accounting and financial reporting work necessary to comply with generally accepted auditing standards.

Audit-Related Fees

Audit-related fees are for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees” above. These services consist primarily of internal control procedures and review of certain regulatory filings and consultation on accounting matters.

Tax Fees

Tax fees are for professional services for tax compliance, tax advice, and tax planning. The fees billed in 2002 are comprised of (i) tax planning ($46,494) and (ii) services for tax preparation and general tax advice ($75,000). Engaging the independent auditors to provide tax consulting services and general tax advice provides the Company with substantial efficiency as a result of its familiarity with the Company’s business operations, personnel and financial and tax positions. The Audit Committee believes that the provision of these tax consulting services was compatible with maintaining Ernst & Young LLP’s independence from the Company.

All Other Fees

There are no other fees for services performed by the auditors in 2001 and 2002.

Stock Performance Graph

The following graph compares the percentage change in the Company’s cumulative shareholder return on its Common Stock with The Nasdaq Trucking and Transportation Stocks Index and The Nasdaq Stock Market Index commencing December 31, 1997 and ending December 31, 2002. The graph assumes a base investment of $100 made on December 31, 1997 and the respective returns assume reinvestment of all dividends, including the Company’s distribution to shareholders of Landair Corporation common stock effected on September 23, 1998. For the purposes of this graph, the Landair Corporation common stock distribution is treated as a nontaxable cash dividend that would have been converted to additional Common Stock at the close of business on September 23, 1998. The comparisons in this graph are required by the Commission and, therefore, are not intended to forecast or be necessarily indicative of any future return on the Common Stock.

	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02

Forward Air Corporation	$100.00	$106.32	$491.91	$634.73	$577.01	$330.19
Nasdaq Trucking and Transportation Stocks Index	100.00	90.36	86.11	78.27	92.56	94.20
Nasdaq Stock Market Index	100.00	140.99	261.48	157.42	124.86	86.34

Other Matters

The Board of Directors knows of no other matters that may come before the meeting; however, if any other matters should properly come before the meeting or any adjournment thereof, it is the intention of the persons named in the proxy to vote the proxy in accordance with their best judgment.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act and the disclosure requirements of Item 405 of Regulation S-K require the directors and executive officers of the Company, and any persons holding more than ten percent of any class of equity securities of the Company, to report their ownership of such equity securities and any subsequent changes in that ownership to the Commission, The Nasdaq Stock Market and the Company. Based solely on a review of the written statements and copies of such reports furnished to the Company by its executive officers and directors, the Company believes that during 2002 all Section 16(a) filing requirements applicable to its executive officers, directors and shareholders were timely satisfied.

Deadline for Submission to Shareholders of Proposals to be Presented at the 2004 Annual Meeting of Shareholders

Any proposal intended to be presented for action at the 2004 Annual Meeting of Shareholders by any shareholder of the Company must be received by the Secretary of the Company not later than December 18, 2003 in order for such proposal to be considered for inclusion in the Company’s Proxy Statement and proxy relating to its 2004 Annual Meeting of Shareholders. Nothing in this paragraph shall be deemed to require the Company to include any shareholder proposal which does not meet all the requirements for such inclusion established by the Commission at the time in effect.

For other shareholder proposals to be timely (but not considered for inclusion in the Proxy Statement for the 2004 Annual Meeting of Shareholders), a shareholder’s notice must be received by the Secretary of the Company not later than January 16, 2004 and the proposal and the shareholder must comply with Regulation 14A under the Exchange Act. In the event that a shareholder proposal intended to be presented for action at the next Annual Meeting is not received prior to January 16, 2004, proxies solicited by the Board of Directors in connection with the Annual Meeting will be permitted to use their discretionary voting authority with respect to the proposal, whether or not the proposal is discussed in the Proxy Statement for the Annual Meeting.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this Notice of Annual Meeting and Proxy Statement and the 2002 Annual Report may have been sent to multiple shareholders in your household. If you would prefer to receive separate copies of the Proxy Statement or Annual Reports either now or in the future, please contact your bank, broker or other nominee.

Miscellaneous

It is important that proxies be returned promptly to avoid unnecessary expense. Therefore, shareholders who do not expect to attend in person are urged, regardless of the number of shares of Common Stock owned, to date, sign and return the enclosed proxy promptly.

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 is included within the Annual Report provided with this Proxy Statement. Such Annual Report does not constitute a part of the proxy solicitation material. Copies of exhibits filed with the Form 10-K are available upon written request. Requests should be made in writing to Shareholder Services, Forward Air Corporation, P.O. Box 1058, Greeneville, Tennessee 37744-1058.

By Order of the Board of Directors

Matthew J. Jewell Secretary

Greeneville, Tennessee
April 16, 2003

PROXY

FORWARD AIR CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF FORWARD AIR CORPORATION

     The undersigned, having received the Notice of Annual Meeting and Proxy Statement, hereby appoints Scott M. Niswonger, Bruce A. Campbell and Andrew C. Clarke and each of them, proxies with full power of substitution, for and in the name of the undersigned, to vote all shares of common stock of Forward Air Corporation owned of record by the undersigned on all matters which may come before the 2003 Annual Meeting of Shareholders to be held at the General Morgan Inn & Conference Center, 111 North Main Street, Greeneville, Tennessee, on May 19, 2003, at 9:00 a.m., EDT, and any adjournments thereof, unless otherwise specified herein. The proxies, in their discretion, are further authorized to vote for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, are further authorized to vote on matters which the Board of Directors does not know a reasonable time before making the proxy solicitation will be presented at the meeting, and are further authorized to vote on other matters which may properly come before the 2003 Annual Meeting and any adjournments thereof.

1.    Election of Directors

☐	FOR the nominees listed below (except as marked to the contrary below)	☐	WITHHOLD AUTHORITY to vote for all nominees listed below

Bruce A. Campbell; Andrew C. Clarke; James A. Cronin, III; Hon. Robert Keith Gray; Ray A. Mundy and Scott M. Niswonger

For, except vote withheld from the following nominee(s):

     The Board of Directors recommends a vote FOR Proposal 1.

     You are encouraged to specify your choice by marking the appropriate box (see reverse side), but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote your shares unless you sign and return this card.

     This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” all of the director nominees.

Do you plan to attend the Annual Meeting?
☐ Yes ☐ No

PLEASE SIGN AND DATE BELOW AND RETURN PROMPTLY.

Please sign exactly as name appears hereon. Joint Owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature(s) Date